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                                                               EXHIBIT 99.2

                                   AMENDMENT NO. 1
                                        TO THE
          WELLS FARGO & COMPANY TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST



     WHEREAS, Wells Fargo & Company (the "Company"), approved and adopted the Wells Fargo & Company Incentive and Savings Plan as renamed effective January 1, 1984, the Wells Fargo & Company Tax Advantage Plan and as subsequently renamed effective January 1, 1991, the Wells Fargo & Company Tax Advantage and Retirement Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective January 1, 1971 and most recently restated generally effective January 1, 1991;

     WHEREAS, the Wells Fargo & Company Retirement Plan was merged into the Plan effective January 1, 1991 and the Citizens Bank of Costa Mesa Profit Sharing Plan was merged into the Plan effective January 1, 1991;

     WHEREAS, in accordance with a Joint Venture Agreement (the "Agreement") dated as of January 11, 1995 by and among Wells Fargo & Company, Wells Fargo Bank, N.A. and the "HSBC", collectively referred to therein as the "Partners", a national banking association known as Trade Bank is intended to be formed as of the "Closing Date";

     WHEREAS, effective October 10, 1995, Trade Bank shall become an Employer under the Plan and assets from the Marine Midland Thrift Incentive Plan attributable to "HSBL Transferred Employees", shall be transferred to the Plan;

     WHEREAS, in accordance with the Agreement, with regard to "Transferred Employees", Trade Bank shall recognize each such employee's service prior to the "Closing Date" with the Company or The Hongkong and Shanghai Banking Corporation Limited and with each Affiliate thereof, for all purposes under the Plan;

     WHEREAS, the terms "HSBC", "Partners", "Closing Date", "HSBL Transferred Employees", "Transferred Employees" and "Affiliate" shall have the meaning set forth in the Agreement;

     WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

     NOW THEREFORE RESOLVED, that Section 11 and Appendix B are amended effective October 10, 1995 as follows:

1. Section 11 is amended to restate Subsection 11.3 in its entirety as follows:

     11.3 Payment Form and Medium

          A Participant may elect to be paid in any of these forms:

          (a)  a single sum, or

          (b) periodic installments over a period not to exceed the life expectancy of the Participant and his or her Beneficiary, or

          (c) a single life annuity or a joint and 50% or 100% survivor annuity, or

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WELLS FARGO & COMPANY


TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST


          (d)  a single life annuity with a 5-, 10- or 15-year term certain.

          A Participant who commences payment of his or her benefit in the form of periodic installments may change the payment frequency and/or amount of his or her periodic installment at any time, and without restriction as to the number of such changes that may be made, or he or she may elect payment of the remainder of his or her benefit in the form of a single sum or an annuity as provided above.

          A Beneficiary of a Participant who dies before payments have commenced in accordance with this Section, may elect payment of his or her benefit in the form of a single sum or a single life annuity. A Beneficiary of a Participant who dies after payments have commenced in accordance with this Section, will be paid his or her benefit in the form elected by the Participant, except that if such form was periodic installments, the Beneficiary may elect payment of the remainder of his or her benefit in the form of a single sum.

          Any annuity option permitted will be provided through the purchase of a non-transferable single premium contract from an insurance company which must conform to the terms of the Plan and which will be distributed to the Participant or Beneficiary in complete satisfaction of the benefit due. Any commissions or other fees and expenses charged by the insurance company shall be charged against and thus reduce the Participant's or Beneficiary's benefit.

          Distributions other than annuity contracts shall be made in cash, except to the extent a distribution consists of a distribution of an offset amount as described in Section 9.13 (a loan call) and with regard to a single sum payment, except to the extent a Participant elects payment in the form of whole shares of Company Stock and cash in lieu of fractional shares to the extent of his or her Company Stock Fund balance.

          With regard to the portion of a distribution representing an Eligible Rollover Distribution, a Distributee may elect a Direct Rollover for all or a portion of such amount.

2. Appendix B is amended to add the details related to the mapping of account balances from the Marine Midland Thrift Incentive Plan to the Plan attributable to "HSBL Transferred


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WELLS FARGO & COMPANY


TAX ADVANTAGE AND RETIREMENT PLAN AND TRUST


     Employees" as set forth on the attached.


Date:                        ,19          WELLS FARGO & COMPANY
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                                          By:
                                              Patricia R. Callahan
                                              Executive Vice President &
                                              Personnel Director


The provisions of the above amendment which relate to the Trustee are hereby approved and executed.


Date:                        ,19          WELLS FARGO BANK, NATIONAL ASSOCIATION
      -----------------------   -----

                                          By:


                                             Title:


Date:                        ,19          WELLS FARGO BANK, NATIONAL ASSOCIATION
      -----------------------   -----

                                          By:


                                             Title:



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